Exhibit 99.1 - News Release – Second fiscal quarter ended March 31, 2019.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports second quarter results

DAVENPORT, Iowa (May 10, 2019) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 50 markets, today reported second quarter and year to date financial results for the period ended March 31, 2019.

"The total revenue trend in the second quarter is the best quarterly trend in nearly four years," said Kevin Mowbray, President and Chief Executive Officer. "This performance was driven by significant revenue growth at TownNews, incremental management agreement revenue and strong digital performance across our legacy businesses.

On a stand-alone basis, revenue at TownNews increased 24.3% due to increased market share, including an increase in broadcast customers as well as gains in video revenue from 2018 technology acquisitions. Revenue at TownNews over the last twelve months totaled $20.9 million, an increase of 20.9% over the prior year," Mowbray added.

"We earned $3.9 million of revenue in the quarter from the management agreement with BH Media Group, and since its inception in July 2018 we have earned $7.8 million in revenue. Due to strong financial performance, we expect to earn more than $10 million in the first year of the agreement, exceeding initial expectations," said Mowbray.

Mowbray also noted the following financial highlights for the quarter:

•	Total revenue(1) decreased 4.0% for the quarter, the best quarterly trend performance in nearly four years.

•	Digital advertising revenue increased 5.3% for the quarter and represented 38.2% of total advertising revenue.

•	Digital retail advertising, which represented 61.8% of total digital advertising in the March quarter, grew 4.9%, driven by an increase in advertising from local retailers.

•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 76.9 million, and page views per visit, one metric we use to monitor engagement, increased 14.3%.

•	Subscription revenue decreased 1.9% in the quarter, a 220 bps improvement from the first quarter trend. Digital only subscribers increased 55.5%.

•	We recognized a net loss of $2.3 million, including $2.8 million of non-cash expense related to the change in fair value of our warrants.

"Operating expenses were down 0.9% in the March quarter with cash costs(2) down 2.6%," said Vice President and Chief Financial Officer, Tim Millage. "However, we expect cash costs on a same property basis to be down 4.0 - 5.0% in fiscal year 2019," said Millage.

"Adjusted EBITDA(2) was $23.6 million in the quarter, and totaled $125.9 million over the last 12 months," Millage said.

SECOND QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended March 31, 2019 totaled $122.7 million, a decrease of 4.0% compared with a year ago.

Advertising and marketing services revenue decreased 12.0% to $62.9 million. The decrease in advertising and marketing services revenue is due to softness in print advertising demand resulting in reduced advertising volume primarily from large retail, big box stores and classifieds. Partially offsetting print declines, digital advertising and marketing services revenue increased 5.3% to $24.1 million and represented 38.2% of total advertising revenue.

Subscription revenue decreased 1.9% in the current year quarter. Strategic pricing programs and premium content helped offset lower paid circulation units. Average daily newspaper circulation, including TNI and MNI(3) and digital subscribers, totaled 0.7 million in the current quarter. Sunday circulation totaled 1.0 million. Price increases partially offset lower print circulation volumes. Digital only subscribers increased 55.5% in the quarter.

Other revenue, which consists of digital services revenue, management agreement revenues, commercial printing revenues and revenue from delivery of third party products, increased 42.9% in the current year quarter. The increase was partially due to 30.3% revenue growth at TownNews and $3.9 million of management agreement revenue.

Total digital revenue, including digital advertising and digital services, was $28.8 million for the quarter, up 8.0% compared with a year ago. Mobile, tablet, desktop and app site page views, including TNI and MNI, were 298.2 million in the current quarter, an increase of 13.5% over the prior year.

Operating expenses for the 13 weeks ended March 31, 2019 decreased 0.9%. Cash costs decreased 2.6% compared to the prior year quarter. Compensation decreased 3.2%, primarily as a result of a reduction in staffing levels partially offset by unfavorable claims experience from our self insured medical plan. Newsprint and ink expense increased 3.3% due to higher prices partially offset by lower volumes from unit declines. Other operating expenses decreased 2.6% primarily driven by lower legacy print costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs and other(4) totaled $2.8 million and $1.8 million in the 2019 quarter and 2018 quarter, respectively, and includes $0.5 million of a partial withdrawal liability recognized in the 2019 quarter related to one of our multiemployer pension plans.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, and restructuring costs and other, operating income totaled $12.6 million in the current year quarter, compared with $16.6 million a year ago.

In the 13 weeks ended March 31, 2019, interest expense decreased 8.5%, or $1.1 million, due to lower debt balances. The Company recognized non-operating expense of $2.8 million in the current year quarter compared to a non-operating income $0.6 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $1.0 million of debt refinancing and administrative costs in the current quarter and $1.2 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Loss attributable to Lee Enterprises, Incorporated for the quarter totaled $2.7 million, compared with income of $2.2 million a year ago. Adjusted EBITDA for the quarter was $23.6 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER(2)

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	March 31 2019		March 25 2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(2,678)	(0.05)	2,239	0.04
Adjustments:
Warrants fair value adjustment	2,753	0.05	(555)	(0.01)
Income attributable to Lee Enterprises, Incorporated, as adjusted	75	—	1,684	0.03
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 26 weeks ended March 31, 2019 totaled $258.9 million, a decrease of 4.7% compared with the 26 weeks ended March 25, 2018.

Advertising and marketing services revenue decreased 11.1% to $138.9 million. Partially offsetting print declines, digital advertising and marketing services revenue increased 6.7% to $49.6 million. Digital advertising represented 35.7% of total advertising.

Subscription revenue decreased 3.1% in the 26 weeks ended March 31, 2019 compared to the 26 weeks ended March 25, 2018.

Other revenue, which consists of digital services, management agreement revenues, commercial printing and revenue from delivery of third party products, increased 35.6% in the current year. The increase was partially due to 28.0% revenue growth at TownNews and $6.5 million in management agreement revenue.

Total digital revenue, including digital advertising and digital services, was $59.0 million in 2019, up 9.4% compared to a year ago. On a standalone basis, revenue at TownNews totaled $10.8 million for the 26 weeks ended March 31, 2019, a 22.1% increase over the prior year.

Operating expenses for 2019 decreased 2.9%. Cash costs decreased 3.5% compared to the prior year. Compensation decreased 6.1%, primarily as a result of a decrease in the average number of full-time equivalent employees of 11.4%. Newsprint and ink expense increased 6.0%, due to higher prices partially offset by volume declines. Other operating expenses decreased 1.9%.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, as well as restructuring costs and other in both years, operating income was $40.3 million in 2019, compared with $46.4 million a year ago.

In the 26 weeks ended March 31, 2019, interest expense decreased 9.4%, or $2.5 million, due to lower debt balances, and we recognized non-operating expense of $2.7 million in the 26 weeks ended March 31, 2019 compared to $0.1 million of non-operating income for the change in fair value of stock warrants in the prior year to date period. In the current fiscal year, $1.9 million of debt financing and administrative costs were expensed compared to $2.3 million in the same period a year ago. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $7.7 million, compared to income of $37.2 million a year ago.

Adjusted EBITDA for the 26 weeks ended March 31, 2019 was $59.7 million, compared to $65.7 million for the 26 weeks ended March 25, 2018.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from warrant fair value adjustments and the impact from the 2017 Tax Act on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			26 Weeks Ended
	March 31 2019		March 25 2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	7,683	0.14	37,242	0.67
Adjustments:
Warrants fair value adjustment	2,672	0.05	(124)	—
Income tax effect of 2017 Tax Act	—	—	(24,872)	(0.45)
Income attributable to Lee Enterprises, Incorporated, as adjusted	10,355	0.18	12,246	0.22

DEBT AND FREE CASH FLOW

As of March 31, 2019, the principal amount of debt was $476.5 million. The principal amount of our debt, net of cash, is 3.65 times our adjusted EBITDA for the past 12 months ended March 31, 2019.

At March 31, 2019, including $16.7 million in cash and availability under our revolving facility(3), liquidity totaled $38.1 million. Excluding future excess cash flow payments, there are no required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-205-6786 and entering a conference passcode of 417342 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Significant cyber security breaches or failure of our information technology systems;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	Mar 31 2019	March 25 2018	Percent Change	Mar 31 2019	March 25 2018	Percent Change

Advertising and marketing services	62,934	71,553	(12.0)	138,897	156,213	(11.1)
Subscription	45,076	45,972	(1.9)	91,345	94,241	(3.1)
Other	14,694	10,280	42.9	28,663	21,136	35.6
Total operating revenue	122,704	127,805	(4.0)	258,905	271,590	(4.7)
Operating expenses:
Compensation	47,785	49,363	(3.2)	94,824	100,980	(6.1)
Newsprint and ink	5,825	5,640	3.3	12,164	11,478	6.0
Other operating expenses	48,016	49,315	(2.6)	97,758	99,671	(1.9)
Cash costs	101,626	104,318	(2.6)	204,746	212,129	(3.5)
Total operating revenue less cash costs	21,078	23,487	(10.3)	54,159	59,461	(8.9)
Depreciation and amortization	7,386	8,016	(7.9)	14,916	16,068	(7.2)
Assets loss (gain) on sales, impairments and other	83	(1,300)	NM	(17)	(1,297)	NM
Restructuring costs and other	2,759	1,816	51.9	2,820	2,284	23.5
Operating expenses	111,854	112,850	(0.9)	222,465	229,184	(2.9)
Equity in earnings of associated companies	1,717	1,608	6.8	3,846	3,991	(3.6)
Operating income	12,567	16,563	(24.1)	40,286	46,397	(13.2)
Non-operating income (expense):
Interest expense	(12,140)	(13,274)	(8.5)	(24,397)	(26,924)	(9.4)
Debt financing and administrative costs	(962)	(1,217)	(21.0)	(1,858)	(2,313)	(19.7)
Other, net	(1,636)	1,388	NM	(969)	1,937	NM
Non-operating expenses, net	(14,738)	(13,103)	12.5	(27,224)	(27,300)	(0.3)
Income (loss) before income taxes	(2,171)	3,460	NM	13,062	19,097	(31.6)
Income tax expense (benefit)	156	927	(83.2)	4,670	(18,763)	NM
Net income (loss)	(2,327)	2,533	NM	8,392	37,860	(77.8)
Net income attributable to non-controlling interests	(351)	(294)	19.4	(709)	(618)	14.7
Income (loss) attributable to Lee Enterprises, Incorporated	(2,678)	2,239	NM	7,683	37,242	(79.4)

Earnings (loss) per common share:
Basic	(0.05)	0.04	NM	0.14	0.68	(79.4)
Diluted	(0.05)	0.04	NM	0.14	0.67	(79.1)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		26 Weeks Ended		53 Weeks Ended
(Thousands of Dollars)	March 31 2019	March 25 2018	March 31 2019	March 25 2018	March 31 2019

Net Income (loss)	(2,327)	2,533	8,392	37,860	17,579
Adjusted to exclude
Income tax expense (benefit)	156	927	4,670	(18,763)	7,205
Non-operating expenses, net	14,738	13,103	27,224	27,300	54,797
Equity in earnings of TNI and MNI	(1,717)	(1,608)	(3,846)	(3,991)	(9,104)
Loss (gain) on sale of assets and other, net	83	(1,300)	(17)	(1,297)	7,709
Depreciation and amortization	7,386	8,016	14,916	16,068	30,614
Restructuring costs and other	2,759	1,816	2,820	2,284	6,086
Stock compensation	426	497	888	1,016	1,731
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,080	2,086	4,681	5,245	9,320
Adjusted EBITDA	23,584	26,070	59,728	65,722	125,937

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 31 2019	September 30 2018
Cash	16,665	5,380
Debt (Principal Amount):
1st Lien Term Loan	—	6,303
Notes	385,000	385,000
2nd Lien Term Loan	91,455	93,556
	476,455	484,859

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended		26 Weeks Ended
	Mar 31 2019	Mar 25 2018	Mar 31 2019	Mar 25 2018

Capital expenditures (Thousands of Dollars)	1,457	1,350	2,459	2,452
Average common shares - basic (Thousands of Shares)	55,608	54,692	55,404	54,508
Average common shares - diluted (Thousands of Shares)	55,608	55,861	56,691	55,817
Shares outstanding at end of period (Thousands of Shares)			57,730	57,046

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains. A table reconciling adjusted EBITDA to net income, the most directly comparable measure under GAAP, is set forth above under the caption "Reconciliation of Non-GAAP Financial Measures".

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act. Reconciliations of adjusted income (loss) and adjusted earnings (loss) per diluted common share to income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share, respectively, the most directly comparable measures under GAAP, are set forth above under the caption “Adjusted Earnings and EPS for the Year to Date”.

•
Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Occasionally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash. The subtotals of operating expenses representing cash costs are set forth above under the caption “Consolidated Statements of Operations”.

•
Total Operating Revenue Less Cash Costs, or “margin”, represents a non-GAAP financial performance measure of revenue less total cash costs, also a non-GAAP financial measure. This measure is useful to investors in understanding the profitability of the Company after direct cash costs related to the production and delivery of products are paid. Margin is also useful in developing opinions and expectations about the Company’s ability to manage and control its operating cost structure in relation to its peers. The reconciliation of total revenue less cash costs to operating income is set forth above under the caption “Consolidated Statements of Operations”.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility (Revolving Facility) under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.